Exhibit 95
Mine Safety Disclosures
The operation of our mines located in the United States is subject to regulation by MSHA under the FMSH Act. MSHA inspects these mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act. We present information below regarding certain mining safety and health citations that MSHA has issued with respect to our mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount, and are sometimes dismissed.
Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, we present the following items regarding certain mining safety and health matters, for the period presented, for each of our mine locations that are covered under the scope of the Dodd-Frank Act:

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(E)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);

(F)	Legal actions pending before the Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;

(G)	Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period; and

(H)	Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period.
During the three months ended March 31, 2015, our U.S. mine locations did not receive any flagrant violations under section 110(b)(2) of the FMSH Act or any written notices of a pattern of violations, or the potential to have such a pattern of violations, under section 104(e) of the FMSH Act. In addition, there were no mining-related fatalities at any of our U.S. mine locations during this same period.

Following is a summary of the information listed above for the three months ended March 31, 2015:

		Three Months Ended March 31, 2015
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
Mine Name/ MSHA ID No.	Operation	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations & Orders	Section 107(a) Orders	Total Dollar Value of MSHA Proposed Assessments (1)	Legal Actions Pending as of Last Day of Period		Legal Actions Initiated During Period	Legal Actions Resolved During Period
Pinnacle Mine / 4601816	Coal	15	1	—	—	$31,059	6	(2)	1	16
Pinnacle Plant / 4605868	Coal	—	—	—	—	—	—		—	—
Green Ridge #1 / 4609030	Coal	—	—	—	—	—	—		—	—
Green Ridge #2 / 4609222	Coal	—	—	—	—	—	—		—	—
Oak Grove / 0100851	Coal	20	—	—	—	24,457	31	(3)	11	5
Concord Plant / 0100329	Coal	—	—	—	—	300	—		—	—
Tilden / 2000422	Iron Ore	35	—	—	—	25,006	10	(4)	1	—
Empire / 2001012	Iron Ore	39	—	—	—	12,270	10	(5)	—	—
Northshore Plant / 2100831	Iron Ore	10	—	—	—	58,982	12	(6)	1	—
Northshore Mine / 2100209	Iron Ore	—	—	—	—	704	—		—	—
Hibbing / 2101600	Iron Ore	14	—	—	—	65,817	45	(7)	20	—
United Taconite Plant / 2103404	Iron Ore	18	—	—	—	125,918	10	(8)	—	2
United Taconite Mine / 2103403	Iron Ore	6	—	3	—	4,173	2	(9)	1	—

(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before March 31, 2015.

(2)	This number consists of 6 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules.

(3)
This number consists of 27 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules, 3 pending legal actions related to contests of citations and orders referenced in Subpart B of FMSH Act's procedural rules and 1 appeal of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of FMSH Act's procedural rules.

(4)
This number consists of 8 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules, 1 appeal of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of FMSH Act's procedural rules, and 1 pending legal action related to complaints of discharge, discrimination, or interference referenced in Subpart E of FMSH Act's procedural rules.

(5)
This number consists of 9 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules and 1 pending legal action related to complaints of discharge, discrimination, or interference referenced in Subpart E of FMSH Act's procedural rules.

(6)	This number consists of 12 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules.

(7)
This number consists of 8 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules, 33 pending legal actions related to contests of citations and orders referenced in Subpart B of FMSH Act's procedural rules, and 4 appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of FMSH Act's procedural rules.

(8)
This number consists of 2 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules and 8 pending legal actions related to contests of citations and orders referenced in Subpart B of FMSH Act's procedural rules.

(9)
This number consists of 1 pending legal action related to contests of proposed penalties referenced in Subpart C of FMSH Act's procedural rules and 1 pending legal action related to complaints of discharge, discrimination, or interference referenced in Subpart E of FMSH Act's procedural rules.